Exhibit 23.7

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF KYTHERA

BIOPHARMACEUTICALS, INC.

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Allergan plc for the registration of its ordinary shares and to the incorporation by reference therein of our report dated March 2, 2015, with respect to the consolidated financial statements of KYTHERA Biopharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

July 17, 2015